EXHIBIT 99

                           NATIONAL FUEL GAS COMPANY
                       CONSOLIDATED STATEMENT OF INCOME
                                  (UNAUDITED)


                                                          Twelve Months Ended
                                                                 June 30,
                                                           1994          1993
                                                         (Thousands of Dollars)

INCOME
Operating Revenues                                      $1,148,982     $996,592

Operating Expenses
   Purchased Gas                                           497,521      411,514
   Operation Expense                                       270,420      247,922
   Maintenance                                              29,830       23,449
   Property, Franchise and Other Taxes                     102,719       94,797
   Depreciation, Depletion and Amortization                 71,832       67,951
   Income Taxes - Net                                       51,803       34,836
                                                         1,024,125      880,469

Operating Income                                           124,857      116,123
Other Income                                                 3,818        4,955
Income Before Interest Charges                             128,675      121,078

Interest Charges
   Interest on Long-Term Debt                               35,403       40,032
   Other Interest                                           10,912       15,457
                                                            46,315       55,489

Income Before Cumulative Effect                             82,360       65,589
Cumulative Effect of Change
 in Accounting for Income Taxes                              3,826            -

Net Income Available for Common Stock                     $ 86,186     $ 65,589

Earnings Per Common Share
Income Before Cumulative Effect                              $2.24        $1.95
Cumulative Effect of Change
 in Accounting for Income Taxes                                .10            -

Net Income Available for Common Stock                        $2.34        $1.95

Weighted Average Common Shares Outstanding              36,892,256   33,602,164